Exhibit 99.1

IMUNON Announces Strategic Sale of ThermoDox®

Agreement with VoxelDox Therapeutics, Inc. Creates a Clear Path to Future Value, Subject to Achievement of Development Milestones in the Planned Phase 1 Glioblastoma Trial

Sale Reinforces IMUNON’s Commitment to Its Core Strategy: Executing the Pivotal Phase 3 OVATION 3 Trial of IMNN-001

LAWRENCEVILLE, N.J., October 21, 2026 — IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage biotechnology company developing DNA-mediated immunotherapies, today announced that it has entered into an agreement to sell its rights to ThermoDox®, a heat-activated liposomal formulation of doxorubicin, to VoxelDox Therapeutics, Inc. (“VoxelDox”). Under the agreement, VoxelDox intends to advance the development of ThermoDox for the treatment of glioblastoma multiforme (GBM), a difficult-to-treat form of brain cancer. In exchange, IMUNON will receive an equity ownership stake in VoxelDox, payments of up to $16.5 million contingent upon meeting development milestones and significant royalties on future net sales of ThermoDox product following commercial approval.

Closing of the transaction is contingent upon VoxelDox completing a planned $2.5 million financing to support initiation of a Phase 1 clinical trial in patients with glioblastoma. The companies are announcing the agreement in advance of closing to provide visibility into the intended transaction and IMUNON’s continued strategic focus. The transaction enables IMUNON to retain potential long-term economic participation in ThermoDox while dedicating its financial and operational resources to advancing IMNN-001, the Company’s lead clinical program.

“We are pleased that ThermoDox has found a steward committed to advancing its development for the benefit of patients,” said Stacy R. Lindborg, Ph.D., President and Chief Executive Officer of IMUNON. “This agreement is consistent with our previously announced strategy to identify a development partner for this promising drug candidate and demonstrates our disciplined approach to portfolio management and capital allocation. By creating a path to realize future value from a legacy asset that has been fully written off, the transaction allows our organization to remain singularly focused on the successful execution of the pivotal Phase 3 OVATION 3 trial of IMNN-001 in frontline advanced ovarian cancer. We look forward to following VoxelDox’s progress as it works to advance this technology for patients with glioblastoma.”

Under the terms of the agreement, upon completion of VoxelDox’s financing, IMUNON will receive an equity interest of approximately 4.76% in VoxelDox, together with the potential to receive up to $16.5 million in aggregate development and sales-based milestone payments and tiered royalties ranging from 3.5% to 6% on net sales of ThermoDox-related products, if approved. IMUNON’s realization of any milestone or royalty payments, or of value from its equity position, is subject to VoxelDox’s success in financing, developing, and, if applicable, commercializing the asset, and there can be no assurance that any such value will be realized.

About VoxelDox Therapeutics, Inc.

VoxelDox Therapeutics is an emerging biotechnology company developing a precision oncology platform that integrates voxel-level measurement, heat-activated drug delivery, and image-guided treatment optimization. By combining spatially controlled thermal energy with temperature-sensitive therapeutics, VoxelDox aims to localize treatment where it is needed most. Initially focused on glioblastoma, the company is advancing a novel approach to targeted therapy with potential applications across a range of solid tumors. Moving beyond precision in diagnosis to precision in delivery, VoxelDox is advancing the future of precise medicine, one voxel at a time. For more information, visit www.voxeldoxtx.com.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials, including one Phase 2 clinical trial (OVATION 2), and is currently being studied in a Phase 3 clinical trial (OVATION 3). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding expectations regarding the timing and enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts

Investors

Valter Pinto

KCSA Strategic Communications

212-896-1254

imunon@kcsa.com